UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (d) of the

Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2007

CapSource Financial, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31730	84-1334453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2305 Canyon Boulevard, Suite 103 Boulder, CO	80302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 245-0515

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Since the beginning of our operations, Randolph M. Pentel, the Chairman of our Board of Directors and our largest shareholder, has provided the majority of our financial support through both equity investment and debt funding. On October 31, 2007 we entered into a Master Term Loan Agreement with Mr. Pentel, pursuant to which we may borrow up to an aggregate amount of $750,000 (“Term Loan Agreement”). Prior to executing this Term Loan Agreement, Mr. Pentel made advances to the Company to fund working capital needs from time to time during 2007 in varying amounts that were not material when considered individually. However the aggregate amount of all such advances has now reached a level ($606,000) the Company considers material. Further, while Mr. Pentel was issued a separate Promissory Note for each individual advance in the aggregate principal amount of each advance, there was no written loan agreement providing overall terms and conditions for loans to the Company. As a result the Term Loan Agreement evidences not only the terms and conditions under which potential future debt funding may be made available by Randolph Pentel but also documents all advances made during 2007. Each loan has a term of one year from the date of the advance and bears interest between 9.5% to 12% per annum. Interest will be accrued and paid when the individual loan matures. The foregoing description is qualified in its entirety by reference to the Term Loan Agreement and that appears as Exhibits 10.1 hereto and incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

In the event of default under either of the Term Loan Agreements or any of the Promissory Notes, the lender may make all sums of interest and principal under such Term Loan Agreement or Promissory Note immediately due and payable. Each of the following constitutes an event of default under the Term Loan Agreements and the Promissory Notes:

(a)          Our failure to pay the principal or interest under the Term Loan Agreement or the Note when due and continuation of such failure for a period of five (5) business days following the date the payment first becomes due;

(b)          If any of our representations and warranties made in the Term Loan Agreement, or Promissory Notes are proven not to have been true and correct in any material respect as of the date of such agreement;

(c)          If we (i) fail to pay our debts as they become due or commence any insolvency proceedings with respect to ourselves, or (ii) an involuntary insolvency proceeding is filed against us, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official is appointed to take possession, custody or control of our properties and such involuntary insolvency proceeding, petition or appointment is acquiesced to by us or is not dismissed within sixty days, or (iii) our business is dissolved or terminated;

(d)          We are in default beyond any applicable period of grace or cure under any other agreement involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liabilities of any kind t the lender or to any person which results in the acceleration of payment of such obligation in an amount in excess of $25,000;

(e)          Any governmental or regulatory authority takes any judicial or administrative action, that would have a material adverse effect, and which cannot be cured by us within thirty days of such action;

(f)          Any sale, transfer or other disposition of all or a substantial or material part of our assets, including without limitation to any trust or similar entity, shall occur where such sale, transfer, lease or other disposition of assets would constitute a material adverse change; or

(g)          Any judgment(s) singly or in the aggregate in excess of $50,000 is entered against us which remain unsatisfied, unvacated or unstayed pending appeal for thirty or more days after entry thereof; or

(h)          We fail to perform or observe any covenant contained in the Term Loan Agreement or the Promissory Note(s) and the breach of such covenant is not cured within thirty days after the sooner to occur of our receipt of notice of such breach from the lender or the date on which such breach first becomes known to any of our officers, provided that if such breach is not capable of being cured within such 30 day period and we timely notify the lender of such fact and we diligently pursue such cure, then the cure period shall be extended to the date requested in our notice, but in no event more than forty-five days from the initial breach.

The foregoing description is qualified in its entirety by reference to the Term Loan Agreement that appears as Exhibit 10.1 hereto and incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOURCE FINANCIAL, INC. (Registrant)
Date: October 31, 2007	By:	/s/ Steven E. Reichert
		Name:	Steven E. Reichert
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Term Loan Agreement between the Registrant, Randolph M. Pentel dated October 31, 2007.
10.2	Form of Promissory Note.